EXHIBIT 10.5

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this "Amendment") is entered into as of the 16th day of June, 2014, by and between WESTGATE-RE LP, a Delaware limited partnership ("Landlord"), and WOOD GROUP MUSTANG, INC., a Texas corporation ("Tenant").

RECITALS:

A.Transwestern Acquisitions, L.L.C., a Delaware limited liability company as a predecessor-in-interest to Landlord, and Mustang Engineering, L.P., as predecessor-in-interest to Tenant, are parties to that certain Office Lease dated as of September 12, 2012 (the "Lease Agreement") covering certain space the building known as Westgate II located at 17320 Katy Freeway, Houston, Texas 77084 (the "Building"), as more particularly described therein.

B.The Lease Agreement has been amended by that certain First Amendment to Lease dated as of February 28, 2013 and that certain Second Amendment to Lease dated as of May 9, 2014 (the Lease Agreement, as amended, the "Lease"), whereby the Lease now covers the entire rentable area of the Building, containing approximately 186,288 rentable square feet of space, as more particularly described therein.

C.Pursuant to Exhibit B attached to the Lease, Landlord agreed to contribute a Construction Allowance in the amount of $45.00 per rentable square foot of the Premises (i.e., $8,382,960.00) toward the cost of the Tenant's Work.

D.During construction of the Landlord's Work, Tenant requested changes to the scope of the Landlord's Work which resulted in a net decrease in the cost of Landlord's Work in the amount of $13,363.00 as set forth on Exhibit A attached hereto and made a part hereof; and such decrease results in an increase in the Construction Allowance.

E.The lobby doors of the Building do not close completely, and Landlord intends to adjust the Building's pressurization to allow the lobby doors to do so, as previously proposed by Landlord and agreed to by Tenant.

F.Pursuant to the terms of Section II(f) of Exhibit C to the Lease, Landlord has agreed to reimburse Tenant for the Existing Lease Payments paid by Tenant under that certain Office Lease by and between Manero's Texas Realty LLC and Manero's Texas Realty II, LLC, as tenants in common (as successors in interest to SMII/TRP Properties/LP, L.P.), as Landlord, and Wood Group Mustang, Inc. (as successor in interest to Alliance Wood Group Engineering, L.P.), as Tenant, dated as of December 6, 2006, as amended by a First Amendment to Office Lease dated February 21, 2012, Second Amendment to Office Lease dated May 4, 2012, and Third Amendment to Office Lease, which is contemplated to be executed (the "Third Amendment to Cypress Run Lease"), for Premises in a Building known as Parkview II-333 Barker Cypress Office Building (the "Cypress Building"), located at 333 Barker Cypress, Houston, Texas, 77094 (collectively, the "Cypress Run Lease"), subject to the terms and conditions provided therein.

G.Tenant intends to vacate Suite 150 of the Cypress Building containing 3,214 rentable square feet of space (the "Returned Premises"), and in connection therewith, the landlord under the Cypress Run Lease will require payment of a termination fee in the amount of $55,627.44 (the "Termination Fee").

H.A certain portion of the Existing Lease Payments will no longer be an obligation of Landlord and Landlord will have no further right or obligation under the Cypress Run Lease with respect to the Returned Premises.

I.Landlord intends to pay the Termination Fee.

J.The Lease allows for Building Signs on the west and each of the south elevations of the Building as depicted on Exhibit J of the Lease; however, Tenant has requested placement of Building Signs on the west and east elevations of the Building.

K.Landlord is willing to allow Tenant to place one Building Sign on the west elevation and one Building Sign on the east elevation of the Building in the locations depicted on Exhibit C attached hereto and one Building Sign on the south elevation of the east wing of the Building in accordance with the Lease, provided that Tenant shall not be permitted to place a Building Sign on the south elevation of the south wing of the Building.

NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:

1.Construction Allowance. The amount of the Construction Allowance set forth in Section B.3. of Exhibit B to the Lease Agreement is increased by $13,363.00 to $8,396,323.00, which is calculated as set forth on Exhibit A attached hereto.

2.Building Pressurization. On or before August 31, 2014, Landlord will adjust the Building's pressurization to allow the lobby doors to close completely in compliance with applicable building codes at Landlord's sole cost and expense.

3.Existing Lease Payments. Notwithstanding anything contained in the Lease to the contrary, from and after July 1, 2014 (i) the aggregate amount payable by Landlord to Tenant for the Existing Lease Payments shall be no more than $904,097.00 (calculated as set forth on Exhibit B hereof), (ii) Landlord will have no obligation to pay any other portion of the Existing Lease Payments that may relate to the Returned Premises, and (iii) Landlord will have no further right or obligation with respect to any provision of the Cypress Lease that may concern, control, or be applicable to the Returned Premises. No amount of Existing Lease Payments in excess of $904,097.00 will be due and owing to Tenant by Landlord, and Tenant hereby agrees that it irrevocably waives any right to receive, seek, or collect the same from Landlord. Notwithstanding the foregoing, this paragraph 3 will only be effective if the Third Amendment to Cypress Run Lease relating to the Tenant vacating the Returned Premises is executed by landlord and tenant thereunder.

4.Termination Fee. Upon execution of this Amendment by Landlord and Tenant and upon execution of the Third Amendment to Cypress Run Lease by landlord and tenant thereunder, Landlord shall pay the Termination Fee to Tenant.

5.Building Signs. Tenant may install one Building Sign on the west elevation of the Building and one Building Sign on the east elevation of the Building in the locations depicted on Exhibit C attached hereto. Tenant may not place a Building Sign on the south elevation of the south wing of the Building. Tenant may install one Building Sign on the south elevation of the east wing of the Building in accordance with the Lease. The form, design, content, illumination and sizes of such Building Signs shall be subject to Landlord's prior written approval (not to be unreasonably withheld, conditioned or delayed) of the plans and specifications therefor prior to Tenant's fabrication and installation thereof.

6.Estoppel. Tenant hereby represents, warrants and agrees that: (i) there exists no breach, default or event of default by Landlord under the Lease, or to Tenant's knowledge, any existing event or condition which, with the notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (iii) Tenant has no current offset or defense to its performance or obligations under the Lease.

7.Brokers. Each party warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Transwestern ("Landlord's Broker") and CBRE, Inc., ("Tenant's Broker"), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. The terms and conditions of Article 24 of the Lease shall govern with respect to commissions payable in connection with this Amendment.

8.Defined Terms. All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease.

9.Authority. Tenant represents to Landlord as follows: (i) Tenant is duly formed and validly existing under the laws of the state of Texas, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so. Landlord represents to Tenant as follows: (i) Landlord is duly formed and validly existing under the laws of the state of Delaware, (ii) Landlord has and is qualified to do business in Texas, (iii) Landlord has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Landlord was and continues to be authorized to do so.

10.Ratification of Lease. Except as amended hereby, the Lease shall remain in full force and effect in accordance with its terms and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.

11.No Representations. Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein and Tenant has not relied on any representations except as expressly set forth herein.

12.Entire Agreement. This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.

13.Section Headings. The section headings contained in this Amendment are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

14.Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.Severability. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

16.Governing Law. This Amendment shall be governed by the laws of the State of Texas.

17.Submission of Amendment Not Offer. This Amendment is effective and binding only upon the execution and delivery of this Amendment by Landlord, Tenant and Guarantor.

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[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:

WESTGATE-RE LP, a Delaware limited partnership

By:	Westgate-RE GP, LP, a Delaware limited partnership, its general partner

	By:	/s/ Peter W. Savoie
	Print Name:	Peter W. Savoie
	Title:	Authorized Signatory

TENANT:

WOOD GROUP MUSTANG, INC., a Texas corporation

By:	/s/ Craig A. Becker
Print Name:	Craig A. Becker
Title:	V.P. Corporate Contracts

EXHIBIT B

EXISTING LEASE PAYMENTS

333 Cypress Run		Month	Begin	End	Gross Rate	OPEX	Base Stop	Pass Through	Total Rate	Rent	Obligation
Space	1st Floor	Mo - 1	7/1/2014	7/31/2014	19.50	9.35	8.97	0.38	19.88	26,783	26,783
Premises		Mo - 2	8/1/2014	8/31/2014	19.50	9.35	8.97	0.38	19.80	26,783	26,783
1st Floor	19,378	Mo - 3	9/1/2014	9/30/2014	20.00	9.35	8.97	0.38	20.38	27,456	27,456
Less: Ste 150	3,214	Mo - 4	10/1/2014	10/31/2014	20.00	9.35	8.97	0.38	20.38	27,456	27,456
Remaining Nrsf	16,164	Mo - 5	11/1/2014	11/30/2014	20.00	9.35	8.97	0.38	20.38	27,456	27,456
2012 Expenses (Base Stop)	8.97	Mo - 6	12/1/2014	12/31/2014	20.00	9.35	8.97	0.38	20.38	27,456	27,456
2013 Expenses	9.17	Mo - 7	l/l/2015	1/31/2015	20.00	9.54	8.97	0.57	20.57	27,708	27,708
Growth Thereafter	2.00%	Mo - 8	2/1/2015	2/28/2015	20.00	9.54	8.97	0.57	20.57	27,708	27,708
		Mo - 9	3/1/2015	3/31/2015	20.00	9.54	8.97	0.57	20.57	27,708	27,708
		Mo - 10	4/l/2015	4/30/2015	20.00	9.54	8.97	0.57	20.57	27,708	27,708
		Mo - 11	5/1/2015	5/31/2015	20.00	9.54	8.97	0.57	20.57	27,708	27,708
		Mo - 12	6/1/2015	6/30/2015	20.00	9.54	S.97	0.57	20.57	27,708	27,708
		Mo - 13	7/1/2015	7/31/2015	20.00	9.54	S.97	0.57	20.57	27,708	27,708
		Mo - 14	8/l/2015	8/31/2015	20.00	9.54	8.97	0.57	20.57	27,708	27,708
		Mo - 15	9/1/2015	9/30/2015	20.50	9.54	8.97	0.57	21.07	28,382	28,382
		Mo - 16	10/1/2015	10/31/2015	20.50	9.54	8.97	0.57	21.07	28,382	28,382
		Mo - 17	11/1/2015	11/30/2015	20.50	9.54	8.97	0.57	21.07	28,382	28,382
		Mo - 18	12/1/2015	12/31/2015	20.50	9.54	8.97	0.57	21.07	28,382	28,382
		Mo - 19	1/1/2016	1/31/2016	20.50	9.73	8.97	0.76	21.26	28,639	28,639
		Mo - 20	2/1/2016	2/29/2016	20.50	9.73	8.97	0.76	21.26	28,639	28,639
		Mo - 21	3/1/2016	3/31/2016	20.50	9.73	8.97	0.76	21.26	28,639	28,639
		Mo - 22	4/1/2016	4/30/2016	20.50	9.73	8.97	0.76	21.26	28,639	28,639
		Mo - 23	5/1/2016	5/31/2016	20.50	9.73	8.97	0.76	21.26	28,639	28,639
		Mo - 24	6/1/2016	6/30/2016	20.50	9.73	8.97	0.76	21.26	28,639	28,639
		Mo - 25	7/l/2016	7/31/2016	20.50	9.73	8.97	0.76	21.26	28,639	28,639
		Mo - 26	8/1/2016	8/31/2016	20.50	9.73	8.97	0.76	21.26	28,639	28,639
		Mo - 27	9/1/2016	9/30/2016	21.00	9.73	8.97	0.76	21.76	29,312	29,312
		Mo - 28	10/l/2016	10/31/2016	21.00	9.73	8.97	0.76	21.76	29,312	29,312
		Mo - 29	11/1/2016	11/30/2016	21.00	9.73	8.97	0.76	21.76	29,312	29,312
		Mo - 30	12/1/2016	12/31/2016	21.00	9.73	8.97	0.76	21.76	29,312	29,312
		Mo - 31	1/1/2017	1/31/2017	21.00	9.93	8.97	0.96	21.96	29,575	29,575
		Mo - 32	2/l/2017	2/28/2017	21.00	9.93	8.97	0.96	21.96	29,575	29,575
		1st Floor Total Obligation									904,097